WARRANT AGREEMENT, dated as of       , 2011, (the “Agreement”), by and between Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation, with offices located at Radnor Financial Center, 150 North Radnor-Chester Road, Suite F-200, Radnor, Pennsylvania 19087 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

INTRODUCTION

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of securities and, in connection therewith, has determined to issue and sell up to 13,800,000 Warrants to the public investors (“Public Warrants”), each of such Warrants evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), for $6.90, subject to adjustment as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. 333-171359 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Public Warrants and the Common Stock issuable upon exercise of the Public Warrants;

WHEREAS, the Company has received a binding commitment from EarlyBirdCapital, Inc. or its designees (“EBC”), to purchase an aggregate of 720,000 warrants (the “EBC Warrants”), which will be identical to the Public Warrants with certain exceptions set forth herein, in a private placement to take place simultaneously with the consummation of the Public Offering;

WHEREAS, the Company has received binding commitments from certain individuals (collectively “Insiders”) to purchase an aggregate of 6,240,000 warrants (collectively, the “Insider Warrants” and, together with the Public Warrants and the EBC Warrants, the “Warrants”), which will be identical to the Public Warrants with certain exceptions set forth herein, in a private placement to take place simultaneously with the consummation of the Public Offering;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Warrant Agent and the Company agree as follows:

1.           Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1.        Form of Warrant. Each Public Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Chief Financial Officer, Treasurer or Secretary of the Company. Each Insider Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit B hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Chief Financial Officer, Treasurer or Secretary of the Company.  Each EBC Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit C hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Chief Financial Officer, Treasurer or Secretary of the Company.  In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.        Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.        Registration.

2.3.1.      Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.      Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.        Detachability of Public Warrants.  Each Public Warrant shall initially be issued together with one share of Common Stock as a unit (a “Unit”).  The shares of Common Stock and the Public Warrants comprising the Units shall not be separately transferable until 90 days after the date of the prospectus relating to the Public Offering filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424 under the Act unless, EBC, as representative of the underwriters, informs the other parties hereto of its decision to allow earlier separate trading, but in no event will EBC, as representative of the underwriters, allow separate trading of the securities comprising the Units until the Company files a Current Report on Form 8-K with the SEC, including an audited balance sheet that will reflect our receipt of the proceeds of this offering, including the proceeds from the exercise, if any, of the over-allotment option if it is exercised prior to the filing of the Form 8-K and (b) the Company issues a press release announcing when such separate trading will begin.  The date on which the securities comprising the Units become separately transferable is referred to herein as the “Detachment Date.”  Prior to the Detachment Date, Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit.

2.5.        Restrictions on Transfer of Insider Warrants and EBC Warrants.

2.5.1.      Except for transfers (i) to the Company’s officers and directors, (ii) to an entity’s members upon its liquidation, (iii) by bona fide gift to a member of an initial stockholder’s (as the term in defined in the Registration Statement) immediate family or to a trust, the beneficiary of which is an initial stockholder or a member of an initial stockholder’s immediate family for estate planning purposes, (iv) in the case of EBC, to an underwriter or a selected dealer in connection with the Public Offering, or (v) in the case of EBC, to a bona fide officer or partner of EBC or of any such underwriter or selected dealer (collectively, “Permitted Transferees”), no Insider Warrant or EBC Warrant will be transferable unless and until (a) there is then in effect a registration statement under the Securities Act covering such transfer and such transfer is made in accordance with such registration statement or (b) if reasonably requested by the Company, (i) the holder of such Insider Warrant shall have furnished to the Company an opinion of counsel reasonably satisfactory to the Company that such disposition does not require registration under the Act and (ii) the transferee shall have agreed in writing to be bound by the restrictions set forth in this Section 2.5.2.

2.5.2.      The holders of the Insider Warrants or EBC Warrants shall give the Company prior written notice of any proposed transfer (other than a proposed transfer pursuant to an effective registration statement) of Insider Warrants or EBC Warrants expressing its desire to effect such transfer and describing briefly the proposed transfer.

3.           Terms and Exercise of Warrants.

3.1.         Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.90 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.  The term “Warrant Price” as used in this Agreement refers to the exercise price per share at which Common Stock may be purchased at the time a Warrant is exercised.  The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 10 business days; provided, however, that any such reduction shall be identical in percentage terms among all of the Warrants.

3.2.        Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (i) the consummation by the Company of a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or other similar business combination with a target business and (ii)       , 2012 [one year from the date of the prospectus] and terminating at 5:00 p.m., New York City time on the earliest of (i)                , 2016 [five years from the date of the prospectus], (ii) the liquidation of the trust account managed by Morgan Stanley (the “Trust Account”) established on or about the date hereof and (iii) other than with respect to the Insider Warrants and EBC Warrants, the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”).   Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement, shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days, provided that any extension of the duration of the Warrants must apply equally to all of the Warrants.

3.3.        Exercise of Warrants.

3.3.1.      Payment. Subject to the provisions of the relevant Warrant and this Agreement, including Section 3.3.5 below, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for shares of Common Stock and the issuance of Common Stock, as follows:

(a)           by certified or official bank check payable to the order of the Company, or

(b)          with respect to the Insider Warrants held by an Insider or a Permitted Transferee and the EBC Warrants held by EBC or a Permitted Transferee, by surrendering such Insider Warrants or EBC Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying such Insider Warrants or EBC Warrants, multiplied by the difference between the exercise price of such Insider Warrants or EBC Warrants and the Fair Market Value (as defined below), by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), “Fair Market Value” means the average reported last sale price of the shares of Common Stock for the 5 trading days ending on the third trading day prior to the date of exercise.

3.3.2.      Issuance of Certificates.  As soon as practicable after the proper exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if cash is paid), the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.

3.3.3.      Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.      Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.5.      Restrictions on Exercise. The Company shall have no obligation to deliver any securities pursuant to the exercise of a Public Warrant and shall have no obligation to settle such Public Warrant exercise unless there is an effective and current registration statement covering the shares issuable upon exercise of the Public Warrants and a current registration statement, including a prospectus, relating to such shares of Common Stock.  In the event that a registration statement with respect to the Common Stock underlying a Public Warrant is not effective under the Act or a current prospectus is not available, the holder of such Warrant shall not be entitled to exercise such Warrant, such Warrant may have no value and expire worthless and the purchaser of the Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Common Stock included in such Unit.

3.3.6.      Net Cash Settlement. In no event will the Company be required to “net cash settle” any such Warrant exercise.  The Company, however, is subject to its obligations under Section 7.4. Notwithstanding the foregoing, the shares of Common Stock issuable upon exercise of the Insider Warrants and EBC Warrants shall be unregistered shares, unless, at the time of exercise, the Company has in place an effective and current Registration Statement with respect to such underlying Insider Warrants and EBC Warrants and the shares of Common Stock.

4.           Adjustments.

    4.1.           Stock Dividends; Split Ups.  If after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to all holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities actually sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) the quotient of (x) the Fair Market Value less the price per share of the shares of Common Stock paid in such rights offering divided by (y) the Fair Market Value. Solely for the purpose of this Section 4.1, “Fair Market Value” means the average reported last sale price of the shares of Common Stock for the 5 trading days ending on the third trading day prior to the date of such rights offering.

    4.2.           Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

    4.3.           Adjustments in Exercise Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

         4.4.            Replacement of Securities upon Reorganization, etc. In the event of the exercise of any Warrant for shares of Common Stock after any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to receive in lieu of the shares of Common Stock of the Company receivable upon the exercise of the rights represented hereby, the kind and amount of shares of stock or other securities or property (including cash) (the "Reorganization Consideration") receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. For the purposes of clarity, a Warrant holder must exercise the Warrant to receive the Reorganization Consideration, and the Warrants may not be net cash settled.

    4.5.           Extraordinary Dividends.  If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) as a result of the repurchase of shares of Common Stock by the Company in connection with an initial Business Combination (as defined in the Registration Statement) or (e) in connection with the redemption of the Company’s shareholders or liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of the shares of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.5, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share of the shares of Common Stock basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.30 (being 5% of the offering price of the Units in the Public Offering).

         4.6.           Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

         4.7.           Adjustments in Warrant Price and Redemption Threshold.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent, but in no case below the par value of the shares) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.  Whenever the Warrant Price is adjusted, the redemption threshold (e.g., the minimum price at which the Common Stock must trade in order for the Company to have the right to redeem the Public Warrants) shall be adjusted to equal 138% of the Warrant Price, as contemplated by Section 6.1 below.

   4.8.           Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

   4.9.           No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

   4.10.                      Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.  However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

   4.11.                      Other Events.                                In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing which shall give their opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment.  The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.  Without limiting any other remedies provided by this Agreement, at law or in equity, a Warrant holder shall have the right to bring an action for specific performance to enforce the provisions of this Section 4.

5.           Transfer and Exchange of Warrants.

5.1.        Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer and, with respect to any Insider Warrant or EBC Warrant, subject to the terms and limitations imposed by Section 2.5 above; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.  Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and registered and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.        Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange , and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for exchange bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such exchange may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.        Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4.        Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.        Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           Redemption.

6.1.        Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Public Warrants and any Insider Warrants or EBC Warrants not then held by the original purchaser or a Permitted Transferee (collectively, the “Redeemable Warrants”) may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, if and only if an effective registration statement with respect to the Redeemable Warrants has been filed with the Commission, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Public Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $9.50 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice is given in accordance with Section 6.2.  The Company shall also have the option, upon written notice to the Warrant Agent, to require that each Redeemable Warrant be exchanged for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying Redeemable Warrants, multiplied by the difference between the exercise price of Redeemable Warrants and the Fair Market Value (as defined below), by (y) the Fair Market Value. Solely for purposes of this Section 6.1, “Fair Market Value” means the average reported last sale price of the shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.  For the avoidance of doubt, no Insider Warrant or EBC Warrant may be redeemed to the extent held by the original purchaser or a Permitted Transferee.

6.2.        Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Redeemable Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Redeemable Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3.        Exercise After Notice of Redemption. The Redeemable Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Redeemable Warrants shall have no further rights except to receive, upon surrender of the Redeemable Warrants, the Redemption Price.

6.4.        Outstanding Warrants; Insider Warrants. Notwithstanding anything to the contrary herein, the redemption rights provided in this Section 6 apply only to outstanding Warrants.

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1.        No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2.        Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3.        Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4.        Registration of Common Stock. The Company will use its best efforts to cause the registration statement to become effective from the date the Warrants become exercisable and to maintain a current prospectus with respect to the Common Stock, until the Warrants expire or are redeemed in accordance with this Agreement.

8.           Concerning the Warrant Agent and Other Matters.

8.1.        Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.        Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.      Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his or her Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2.      Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.      Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.        Fees and Expenses of Warrant Agent.

8.3.1.      Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder as the Company and the Warrant Agent shall agree in writing and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.      Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.        Liability of Warrant Agent.

8.4.1.      Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.      Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3.      Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5.        Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6.        Waiver. The Warrant Agent hereby waives any right, title, interest or claim of any kind (a “Claim”) or to any monies in the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any claim against the funds in the Trust Account for any reason whatsoever.

9.           Miscellaneous Provisions.

9.1.        Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.        Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Universal Business Payment Solutions Acquisition Corporation
c/o UBPS Services, LLC
Radnor Financial Center
150 North Radnor-Chester Road, Suite F-200
Radnor, Pennsylvania 19087

Any notice, statement or demand authorized by this Agreement to be given or made by the Company or by the holder of any Warrant to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department

in each case with a copy to:

Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006
Attn: Thomas J. Friedmann
and:
Greenberg Traurig LLP
200 Park Avenue
New York, New York  10166
Attn: Robert H. Cohen

9.3.        Applicable Law. This Agreement and the Warrants shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of The State of New York, New York County in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County.

9.4.        Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof.  All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5.        Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant.  The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6.        Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.        Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8.        Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants; Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:______________________________
Name: Bipin C. Shah
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:______________________________
Name:
Title:

Exhibit A

Form of Public Warrant

Exhibit B

Form of Insider Warrant

Exhibit C

Form of EBC Warrant